-7-
                                              EXHIBIT (10.7)

                      FIRST INTERSTATE
             CORPORATE EXECUTIVE INCENTIVE PLAN

                 Effective January 1, 1995


     1. Objectives. The Corporate Executive Incentive Plan is designed to focus the efforts of certain key executive employees of First Interstate Bancorp and the Regions on the continued improvement in the performance of First Interstate, and to aid in attracting, motivating and retaining superior executives by providing an incentive and reward for those executive employees who contribute most to the operating progress and performance of the First Interstate.

     2.       Definitions.   The following definitions shall
be applicable to the terms used in the Plan:

           (a) "Award" means a cash distribution to be made to a Participant for a Performance Year as determined in accordance with the provisions of the Plan.

           (b)  "Bancorp" means First Interstate Bancorp,  a
Delaware corporation.

           (c) "Change in Control" shall have the meaning set forth in Section 16.

           (d) "Committee" means the Compensation Committee of the Board of Directors of Bancorp.

           (e) "First Interstate" means the consolidated group of companies comprising First Interstate Bancorp.

           (f) "Fiscal Year" means the customary fiscal year of Bancorp.

           (g)  "Management Incentive Plan"  means the First
Interstate annual Management Incentive Plan.

           (h) "Offset Value" shall have the meaning set forth in Section 17(b) and (c).

           (i) "Participant" means an eligible executive who, pursuant to Section 4 hereof, automatically becomes a participant in the Plan for a Fiscal Year.

           (j)  "Performance Year" means the Fiscal Year.

           (k)  "Plan" means this First Interstate Corporate
Executive Incentive Plan, as set forth herein.

           (l) "Policies" shall have the meaning set forth in Section 17(a).

           (m)   "PSP" shall have the meaning set  forth  in
Section 6(c).

           (n)   "Region"   means  any  of  the  California,
Northwest,  Southwest or Texas regions as defined  by  First
Interstate Bancorp consisting of First Interstate banks.

           (o)   "Split-Dollar  Life  Insurance   Agreement"
shall have the meaning set forth in Section 17(a).

           (p) "Subsidiary" means a bank, corporation, association or similar organization of which the majority of the outstanding shares of voting stock is owned by Bancorp, directly or indirectly.

           (q) "Target Award" is determined for each Par-ticipant by multiplying the Participant's base pay rate in effect at the end of the Performance Year by the Target Award Percentage applicable to the Participant set forth under Item I of the Target Award Guidelines attached as Table A.

     3. Adoption and Administration of the Plan. The Plan shall become effective as of January 1, 1995 upon adoption by the Board of Directors of Bancorp, subject to shareholder approval. Subject to the provisions of this Plan and in the absence of specific action by the Committee, this Plan shall be administered by the Administrator. The Plan shall not be modified, terminated or suspended except with the consent of the Committee. All decisions of the Administrator or the Committee shall be final and binding.

     4.        Participation and Target Awards.

           (a)  Determination  of  Participants  and  Target
Awards.   The Chairman of the Board of Directors of Bancorp,
the Chief Executive Officer of Bancorp, the Chief Operating Officer of Bancorp and the Chief Executive Officer of each Region shall be Participants in the Plan. Except as provided in Sections 7(b) and 9, to be considered eligible for an Award, a Participant must be participating in the Plan, the Regional Executive Incentive Plan or the Management Incent-ive Plan for at least six months during the Performance Year.

           (b) Notification. Each Participant shall be noti-fied of his or her eligibility for participation in the Plan for such Performance Year or shall be notified of his or her termination, as applicable, by a letter from the Administra tor or his or her designee. A copy of this Plan shall be provided to each Participant. A Participant shall have no right to or interest in an Award unless and until the Participant's Award has been determined and certified by the Committee.

     5.        Determination of Award.

           (a)  Performance Review.   As soon as practicable
after the close of each Performance Year, a determination of the First Interstate's performance will be made by the Committee.

           (b) Awards. The Awards shall be available to Participants on the basis of the goals and percentages described in Table B. Based on the goals and the extent to which they are achieved, the Committee shall calculate the
Award by using the formula contained in Table B. The Committee shall compare First Interstate's performance with the performance goals and, if achieved, shall certify, in writing, that the performance goals and any other material terms were in fact satisfied.

           (c) Limitations. The Committee shall have the right to reduce an Award to an actual award percentage of no less than 0% upon attainment of a goal for which an Award is payable.

     6.     Time of Payment of Awards, Deferrals, Hardships.

           (a) Payment Date. Except as provided in (b) below, as soon as practicable after the determination of Awards and certification by the Committee, any Award, less any legally required withholding, shall be paid to the Participant or, in the event of a Participant's death, in accordance with
Section 7 hereof.

           (b) Deferrals. In the year prior to the year in which an Award is earned, a Participant may elect, on a form specified by Bancorp, to defer the receipt of any Award to which he or she may be entitled for such Performance Year until the earlier of (1) termination of employment (the first to occur of retirement, death, disability, or termination of employment) or (2) January 1 of a specified calendar year. In such event:

                (i)  The amount the Participant elects,  net
     of any legally required withholding, shall become the deferred Award;

                (ii) Interest on such deferred Award will be the Moody's Investment Grade Corporate Bond Yield as shown in Moody's Yield Average for the last full month of each previous calendar year and will be credited quarterly; and

               (iii) Such deferred Award, plus accumulated interest, shall be paid upon the earlier of (1) or (2) above, in the form of a lump sum, equal annual install-ments over not more than 10 years, or such other method as may be selected by the Participant and agreed to by the Committee.

          (c) Deferrals into Performance Units. As an alternative to a deferral payable in cash, as described in subsection (b), the deferred Award may, if the Participant elects and the Committee permits, be invested in Performance Units under Section 7.3 of the First Interstate Bancorp 1995 Performance Stock Plan (the "PSP"). The amount deferred shall be deemed to be converted into Performance Units under
Section 7.3 of the PSP as of the date the Award would have been payable if no deferral had occurred, based on the fair market value, determined in accordance with the terms of the PSP, of the common stock of Bancorp on that date. The timing and manner of payment of deferrals shall be governed by a Performance Unit Agreement entered into by the Participant under the PSP.

           (d) Hardship Withdrawal. A Participant may request in writing, citing the reasons for the request, that the Committee permit the early payment of all or part of a deferred Award. Within 90 days after receipt, the Committee shall rule on the request. The Committee shall grant the re-quest only if, in its sole discretion, the Committee makes a specific finding of financial hardship that is an unanticipated emergency caused by an event beyond the control of the Participant. The amount payable hereunder shall not exceed the amount necessary to avoid such hardship.

           (e) Acceleration of Deferrals. Anything in this Plan to the contrary notwithstanding, the Committee may accelerate the payment of all deferred Awards with respect to Bancorp or any Subsidiary at any time in its sole discretion. In addition, the Committee reserves the right to pay any deferred Awards in the form of a lump sum if the amount is less than $10,000.00.

     7.        Death of a Participant.

           (a) Beneficiary Designation. A Participant may file a designation of a beneficiary or beneficiaries on a form to be provided which designation may be changed or re-voked by the Participant's sole action, provided that such change or revocation is filed in written form.

           (b) Death during Performance Year. In case of the death of a Participant during a Performance Year, Bancorp may pay a pro rata portion of the Award to which the Participant would have been entitled for such Performance Year. Such pro rata portion shall be equal to (1) the ratio which the Participant's completed calendar months of participation during the Performance Year bears to 12 multiplied by (2) the amount the Committee determines the Participant would have been entitled to had he or she lived.

           (c) Death after Performance Year. In case of the death of a Participant after the end of a Performance Year, but before the delivery of an Award to which he or she may be entitled, such Award shall be delivered to the Participant's designated beneficiary.

          (d) Failure to Designate Beneficiary. If a Participant dies having failed to designate any beneficiary, or if no beneficiary survives the Participant or survives to the date of any payment in question, the amount otherwise payable to such beneficiary shall be paid to the Participant's surviving spouse, if any, and otherwise to the Participant's heirs at law, as determined under the law governing succession to personal property for the state in which the Participant resided on the day the Participant died.

     8. Transfer of a Participant. In the event a Parti-cipant for any Performance Year is transferred during such Performance Year from Bancorp or a Subsidiary to another Subsidiary or Bancorp, such Participant's Award, consistent with Subsection 4(a), shall normally be calculated as the sum of the following:

          (a) the Award the Participant would have received, had he or she not been transferred, multiplied by the ratio which his or her completed months of participation during such Performance Year prior to the transfer bears to 12, plus

          (b) the Award, if any, the Participant is entitled to receive based on service after the transfer determined on a Performance Year basis and then multiplied by the ratio which his or her completed months of participation during such Performance Year subsequent to such transfer bears to 12.

     9. Retirement or Disability of Participant. In case a Participant becomes totally and permanently disabled during a Performance Year, or retires from active employment after attaining age 55 during a Performance Year, the Committee may but need not grant the Participant an Award. Generally, if an Award is granted, it will be based on a pro rata portion of the Award (but in no event greater than the full Award that the Participant would have received upon satisfaction of the performance goals).

     10. Termination of Employment. If the employment of a Participant with Bancorp or a Subsidiary is terminated prior to the certification of the Committee for reasons other than those specified in Sections 7, 8, or 9 hereof, the right to and the amount of an Award shall be forfeited.

     11. Termination and Modification. No Award shall be granted under the Plan after any date as of which the Plan shall have been terminated. The Board of Directors of Bancorp or the Committee may at any time modify, terminate or from time to time suspend and, if suspended, may reinstate the provisions of this Plan, including any of the tables. No Award shall be increased and no Award shall be reallocated to increase the Award to another Participant.

     12.  Effect of Other Plans.       Eligibility in or the
receipt of any Award under the Plan shall not be affected by or affect any other compensation or benefit plans in effect for Bancorp or a Subsidiary.

     13. No Employment Rights. Nothing contained in nor any action under the Plan will confer upon any individual any right to continue in the employment of Bancorp or a Subsidiary and does not constitute any contract or agreement of employment or interfere in any way with the right of Bancorp or a Subsidiary to terminate any individual's employment.

     14.  Withholding Tax.      As required by law, federal,
state or local taxes that are subject to the withholding of tax at the source shall be withheld by Bancorp or a Subsidiary as necessary to satisfy such requirements.

     15.  Effective Date.   Subject to shareholder approval,
this Plan shall be effective as of January 1, 1995.

     16. Provisions Applicable in the Event of a Change in Control.

          (a) In the event of a "Change in Control" (as de-fined below), notwithstanding any provisions to the contrary in this Plan, the operation of this Plan shall be modified as set forth below in this Section 16. These modifications shall only apply with respect to Target Awards for the Performance Year in which a Change in Control occurs.

          (b) Notwithstanding any provision to the contrary in this Plan, within ten (10) days after the Change in Con-trol of Bancorp each Participant shall be paid 100% of his or her Target Award for the year in which the Change in Con-trol occurs, based on the base pay rate then in effect.

          (c) A "Change in Control" of Bancorp means and shall be deemed to have occurred if and when any one of the following five events occurs: (i) within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, any person or group becomes a beneficial owner, directly or indirectly, of securities of Bancorp representing 20% or more of the combined voting power of Bancorp's then outstand ing securities; (ii) individuals who were members of the Board of Directors of Bancorp immediately prior to a meeting of the stockholders of Bancorp involving a contest for the election of Directors shall not constitute a majority of the Board of Directors following such election; (iii) the stockholders of Bancorp approve the dissolution or liquidation of Bancorp; (iv) the stockholders of Bancorp approve an agreement to merge or consolidate, or otherwise organize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of Bancorp (excluding from the term "former stockholders" a stockholder who is, or as a result of the transaction in question becomes, an "affiliate," as that term is used in the Securities Exchange Act of 1934 and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or (v) the stockholders of Bancorp approve the sale of substantially all of Bancorp's business and/or assets to a person or entity which is not a subsidiary.

          (d) Any Participant shall be entitled to refuse all or any portion of any Target Award under this Plan if he or she determines that receipt of such payment may result in adverse tax consequences to him or her. Bancorp shall be totally and permanently relieved of any obligation to pay any Award which a Participant explicitly so refuses in writing.

      17.  Provisions Applicable to Offsets for Split-Dollar
Life Insurance Agreements.

           (a) Notwithstanding anything contained herein to the contrary, any benefits payable under this Plan shall be offset by the value of benefits received by the Participant under certain life insurance policies as set forth in this Section. Participants in this Plan may own life insurance policies (the "Policies") purchased on their behalf by Bancorp. The ownership of these Policies by each Participant is, however, subject to certain conditions (set forth in a "Split-Dollar Life Insurance Agreement" between each Participant and Bancorp) and, if the Participant fails to meet the conditions set forth in the Split-Dollar Life Insurance Agreement, the Participant may lose certain rights under the Policy.

          (b) In the event that a Participant satisfies the conditions specified in Section 4 or 5 of the Split-Dollar Life Insurance Agreement, so that the Participant or his or her beneficiary becomes entitled to benefits under one of those sections, the value of those benefits shall constitute an offset to any benefits otherwise payable under this Plan. As the case may be, this offset (the "Offset Value") shall be equal to the value of benefits payable under the Split-Dollar Life Insurance Agreement and shall be determined as of the date that the Participant satisfies the conditions specified in Section 4 or 5 of the Split-Dollar Life Insur-ance Agreement, that is, the cash value of the Policy or, in the case of the Participant's death, the death benefit payable to the beneficiary under the Policy reduced by one times the Participant's annual base salary (maximum $500,000) at the time of death. The Offset Value shall then be compared to the Participant's deferred award (including interest accumulated on such award) under this Plan, and such amounts shall be reduced, but not to less than zero, by the Offset Value.

          (c) If the Policy in subsection (a) is not on the life of the Participant and the insured dies prior to dis-tribution of benefits under this Plan, then the value of the benefits received by the Participant under the Policy will offset the Participant's deferred award (including interest accumulated on such award) under this Plan. This offset ("Offset Value") shall be equal to the amount of death benefit payable to the Participant and shall be determined as of the date of death of the insured. This Offset Value shall then be compared to the Participant's deferred award (including interest accumulated on such award) under this Plan, and such amounts shall be reduced, but not to be less than zero, by the Offset Value.

           (d) Notwithstanding anything contained herein to the contrary, if, in addition to the benefits otherwise payable under this Plan, the Participant or his or her beneficiary is entitled to benefits under any of the plans set forth in Table C, the "Offset Value" shall be applied to offset the benefits payable under this Plan and such plans in the order set forth in Table C.



     18.  Dispute Resolution.

           (a) If a Participant who has applied for retirement under the Retirement Plan for Employees of First Interstate Bancorp and its Affiliates, or, in the case of the Participant's death, his or her beneficiary, disagrees with the Committee regarding the interpretation of this Plan, and if the Participant or his or her beneficiary has exhausted the claims review and appeal procedure under
Section 503 of the Employee Retirement Income Security Act of 1974 with respect to his or her claim for benefits under this Plan, then the Participant or his or her beneficiary may, if he or she desires, submit any claim for benefits under this Plan or dispute regarding the interpretation of this Plan to arbitration; provided that, the request for arbitration must be brought within the time limit for bringing a judicial proceeding with respect to such claim for benefits, or if less, within one year after the Committee's final denial of such claim for benefits. This right to select arbitration shall be solely that of Partici-pant or his or her beneficiary and Participant or his or her beneficiary may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on Participant or his or her beneficiary and Participant or his or her beneficiary may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

           (b) Any claim for arbitration may be filed in writing with an arbitrator of Participant's or beneficiary's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of Participant or his or her beneficiary submitting a list of five potential arbitrators to the Committee. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of
California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Committee shall select one of the five arbitrators as the arbitrator for the dispute in question. If the Committee fails to select an arbitrator in a timely manner, Participant or his or her beneficiary shall then designate one of the five arbitrators as the arbitrator for the dispute in question.



           (c) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Participant or his or her beneficiary and the Committee. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

           (d) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that Bancorp has violated the terms of this Plan, he or she shall order Bancorp immediately to take the necessary steps to remedy such violation. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both Bancorp and Participant agree that no appeal shall be taken by either party from any decision rendered in such action.

           (e) Solely for purposes of determining the al-location of the costs described in this Section 18(e), the Committee will be considered the prevailing party in a dispute if the arbitrator determines (1) that Bancorp has not violated the terms of this Plan, and (2) the claim by the Participant or his or her beneficiary was not made in good faith. Otherwise, the Participant or his or her beneficiary will be considered the prevailing party. In the event that Bancorp is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by Bancorp) including stenographic reporter, if employed, shall be paid by the other party. In the event that the Participant or his or her beneficiary is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the Participant or his or her beneficiary in pursuing his or her claim), including the fees of a stenographic reporter if employed, shall be paid by Bancorp.


           IN WITNESS WHEREOF, First Interstate Bancorp hereby adopts this First Interstate Corporate Executive
Incentive Plan as of January 1, 1995, subject to shareholder approval.

                              FIRST INTERSTATE BANCORP


                              By ___________________________


                          TABLE A


          1995 CORPORATE EXECUTIVE INCENTIVE PLAN




I.   Target Award Percentage

                                             Target Award
          Participant Level                   Percentage


          Chief Executive Officer                 90%
           of the Corporation

          Chief Operating Officer                 90%
          of the Corporation

          Chief Executive Officer                 30%
           of a Region


II.  Maximum Award Percentage

     150% of Target Award Percentage


III. Salary Data for Computation of Awards

     Chairman                                     $790,000
     Chief Executive Officer                      $720,000
     Chief Operating Officer                      $520,000
     Chief Executive Officer - CA Region          $435,000
     Chief Executive Officer - SW Region          $225,000
     Chief Executive Officer - NW Region          $395,000
     Chief Executive Officer - TX Region          $345,000


                          TABLE B


          CORPORATE EXECUTIVE INCENTIVE PLAN GOAL'S

I.   ROE

     Consolidated return on average common equity (ROCE) as published in the Annual Report, will be measured against the 10 year median ROCE of the peer group as well as the "performance year's" median peer group ROCE.


     FI ROCE

     50% of the total award is based on a matrix consisting of a scale of six ROCE achievement levels, anchored by the 10 year median ROCE of the peer group (14% for 1994) and each of the achievement levels is related to a "% of target award" payout. If First Interstate earned the median ROCE, the payout for this portion of the award would be 50% of the 50% or 25%.

          FI ROCE             % of Target Award Payout "A"

          <14%                       0%
           14%                      50%
           15%                      60%
           16%                      70%
           17%                      85%
           18%                     100%
           19% or >                125%


     FI ROCE RELATIVE TO "PERFORMANCE YEAR" PEER GROUP MEDIAN ROCE

     50% of the total award is based on a matrix consisting of a scale of six ROCE achievement levels, anchored by the "performance year's" median peer group ROCE and each of the achievement levels is related to a " % of target award" payout. If First Interstate earned the median ROCE, for the payout this portion of the award would be 50% of the 50% or 25%.

          FI ROCE             % of Target Award Payout "B"

         <Median ROCE %              0%
          Median ROCE %             50%
          Median + 1%               60%
          Median + 2%               70%
          Median + 3%               85%
          Median + 4%              100%
          Median + 5% or >         125%






CALCULATION FORMULA

A Participant's Award is calculated by multiplying the Participant's Target Award by the following percentage:

     (A x 50%) + (B x 50%)

where "A" is the percentage representing the Corporation's performance against it's internal ROCE objective; and "B" is the percentage representing the Corporation's performance compared to the peer group median ROCE for the Performance Year.

The Target Award for the Chief Executive Officer of the Corporation and the President of the Corporation is 90% of year-end base salary. The Target Award for all other Participants is 30% of year-end base salary. For purposes of calculating Awards, year-end base salary shall not be treated as increasing in any performance Year by more than the average salary increases for employees at this level at comparable banks, taking into consideration, increases on account of promotions.

II.  Revenue.




III. Gross Income.  A Participant's Target Award with respect to
Gross Income is 0%.

IV. Pre-Tax Income. A Participant's Target Award with respect to Pre-Tax Income is 0%.

V.   Deposits.  A Participant's Target Award with respect to
Deposits is 0%.

VII. Non-Interest Expenses. A Participant's Target Award with respect to Non-Interest Expenses is 0%.

VIII.Non-Performing Assets. A Participant's Target Award with respect to Non-Performing Assets is 0%.

IX. Total Shareholder Return. A Participant's Target Award with respect to Total Shareholder Return is 0%.



PEER GROUP

BankAmerica
NationsBank
BancOne
First Union
PNC Financial
Wells Fargo
Norwest
Fleet Financial
NBD Bancorp
SunTrust
Barnett Banks
Wachovia
Mellon Bank
First Fidelity
KeyCorp
National City
Society Corp
US Bancorp
First of America

If any of the peer banks do not continue to exist as a result of merger, the remaining banks will be used as the peer group.

                            TABLE C


             APPLICABLE PLANS AND ORDER OF DESCENT



FIRST The First Interstate Bancorp Excess Benefit Retire ment Plan;

SECOND    The First Interstate Bancorp Supplemental Executive
          Retirement Plan;

THIRD     The Supplemental Employee Savings Plan of First
          Interstate Bancorp;

FOURTH    The First Interstate Bancorp Management Incentive
          Plans;

FIFTH     The First Interstate Bancorp Annual Incentive
          Compensation Plans;

SIXTH     The First Interstate Bancorp Profit Improvement
          Plans;

SEVENTH   The First Interstate Bancorp Corporate Executive
          Incentive Plan;

EIGHTH    The First Interstate Bancorp Regional Executive
          Incentive Plan; and

NINTH     The First Interstate Bancorp Supplemental Retirement
          Program.